                                                                  Exhibit 10(25)

Ukrainian and English versions carry equal forces.
Ukrainian translation omitted.

                                  COVENANT NO__
                    ON TERMS AND CONDITIONS OF PARTICIPATION
                 IN INVESTMENT ACTIVITY UNDER THE AGREEMENT NO 1
                of March 20, 1998 on Joint Production Investment
                Activity for development and further exploration
                            of the Bugruvativsk Field
                         without creating a legal entity

Kyiv
                                                                    July 23 2002

The Company ((Lateral Vector Resources Inc)), established pursuant to the laws of New Brunswick, Canada, with offices in the city of Fredricton, New Brunswick, Canada, hereinafter referred to as ((LVR)), represented by David Robson, President and Chief Executive Officer and Vincent McDonnell, Chief Commercial Officer, authorized by a resolution of the sole director of the company which is attached hereto, on the one part,

and

((Gals-K Limited Liability Company)), incorporated pursuant to the laws of Ukraine, with offices at Laboratorny pereulok # 1, Kyiv 01133, Ukraine, hereinafter referred to as ((Gals)), represented by Anatoly Nazarenro, director general authorized by the Charter, and Vadym Vayspapir, Chairman of the Board of Promoters, on the other part, mutually agree as follows:

BASIC DEFINITIONS

PARTIES shall mean the Parties hereto, i.e. LVR and Gals.

AGREEMENT shall mean the Agreement No 1 of March 20, 1998 on Joint Production Investment Activity for development and further exploration of the Bugruvativsk Field without creating a legal entity with all additions and amendments existing on the date when the Parties affixed their signatures hereto. A copy of the Agreement (together with all amendments thereto) shall be attached hereto as Annex 1.

JOINT INVESTMENT PRODUCTION ACTIVITY (JIPA), INVESTMENTS, PARTICIPATING INTEREST, ACTUAL PARTICIPATING INTEREST: the definitions of these terms are set forth in the first version of Amendments and Additions attached hereto as Annex 2a.

PARTICIPANT, PARTICIPANTS shall mean the Open Joint Stock Company ((Ukrnafta)) (hereinafter referred to as ((Ukrnafta)), the Canadian company ((Lateral Vector Resources)) (hereinafter referred to as LVR) which is totally owned by CanArgo, and the Closed Joint Stock Company ((IPEC)) (hereinafter referred to as IPEC), in which LVR has a 85% participating interest, all of which concluded the Agreement, and henceforth any physical and legal entities which will enter into the Agreement in accordance with the established procedure set out in the Agreement.

AMENDMENTS AND ADDITIONS shall mean two versions of the draft document mutually agreed upon by the Parties called ((Amendments of and additions to the Agreement No 1 of March 20, 1998 on Joint Production Investment Activity for development and further exploration of the Bugruvativsk Field without creating a legal entity)), one of which is intended to be negotiated with Ukrnafta and thereafter signed by the Participants pursuant to the procedure and within time periods specified in this Covenant. The two versions of Amendments and Additions shall be attached hereto as Annexes 2a and 2b.

DAY OF FIXING THE PARTICIPATING INTEREST shall mean the 31st of December 2003.

CORPORATE STOCK - shall mean a share or participating interest in the Charter Fund which certifies the corporate rights of the owner.

1.    OBJECTIVES AND SUBJECT MATTER OF THE COVENANT

1.1. This Covenant is concluded with a view to coordinating legal and financial conditions of the Parties' relationship at the stage of practical implementation of their intentions set forth in the Letter of Intent of May 28, 2002 (Annex 3 attached hereto) for the purpose of further efficient implementation of the Agreement as amended by the Amendments and Additions and the participation of Gals (through IPEC).


1.2.  The subject matter of this Covenant consists in determining:

      - rights and obligations of the Parties to each other in the course of seeking amendments to the Agreement by negotiation with Ukrnafta and after the signing of the Amendments and Additions;

      - practical arrangements to be made by the Parties in compiling and signing the Amendments and Additions by the Participants;

      - practical arrangements to be made by the Parties in order to secure the transfer of LVR's interest in IPEC from LVR to Gals or such alternative arrangements to allow for the participation of Gals in the Agreement.

2.    GENERAL PROVISIONS

2.1. The Parties agree that the conduct of JIPA shall be based on the Agreement incorporating Amendments and Additions.

2.2. The Parties agree that to progress the JIPA in a manner that is profitable for all Participants there exists a necessity of signing by the Participants of one of the two versions of the Amendments and Additions. The two draft Amendments and Additions specified in Annexes to this Covenant constitute conceptual (principal) guidelines to achieving substantial benefits under the Agreement for the purpose of its further practical implementation. LVR and Gals will seek to negotiate the Amendments and Additions with Ukrnafta. Prior to signing by the Participants, these draft Amendments and Additions may be modified and expanded, as the need may be, by any one of the Participants. However, the basic concepts and the commercial terms of the Amendments and Additions will not be changed by either LVR or Gals. Any proposed change to the basic concepts and commercial terms will be agreed upon by LVR and Gals before any proposal is put to Ukrnafta.

2.2.1. Pursuant to the first version of Amendments and Additions, basic provisions of the Agreement concerning investment, formation of participating interests and profit distribution are to be modified. According to this version, subject to LVR exercising, prior to the Day of Fixing the Participating Interest, its option to participate in the JIPA, LVR and IPEC shall make investments into the operations under the Agreement on conditions whereby they and not Ukrnafta assume overall financial risk and shall relieve the third Participant to the Agreement, i.e. OJSC Ukrnafta from any financial risk whatever. Prior to LVR exercising its option to participate in the JIPA, IPEC shall assume full and sole financial risk under the Agreement.

Gals shall ensure that IPEC is in a position to fulfil its obligations under the JIPA by contributing such funds as are necessary pro rata to Gals (or its subsidiary or nominee) shareholding in IPEC.

2.2.2. The second version of Amendments and Additions does not contemplate a modification of the general concept of the Agreement. Only the ratios of contributions to be made by the Participants shall be modified. The Participating Interest of IPEC with respect to contributions to JIPA shall be increased to 24 % whereas the Participating Interest of LVR shall be reduced to 24 %. The second version also contemplates that IPEC will be the first to make investments into first-priority operations. Prior to the Day of Fixing the Participating Interest LVR will have an option to participate in the JIPA and if that option is exercised LVR will make its investments before the expiry of the Day of Fixing the Participating Interest. The procedure for making investments will be similar to that set forth in the first version of Amendments and Additions.

In the event that prior to the expiry of the Day of Fixing the Participating Interest LVR chooses not to exercise its option to participate in the JIPA, LVR shall have no liability whatsoever to either Gals or IPEC.

2.3. The Parties agree that the first version of Amendments and Additions (Annex 2a hereto) shall be the desired objective in terms of its implementation and in discussions with Ukrnafta, LVR, Gals and IPEC will not introduce the second version until it is clear that the first version will never be accepted by Ukrnafta.

2.4. The Parties agree that the procedure for investing the capital and splitting the profit earned from JIPA between LVR and IPEC shall be determined by the executed Amendments of and Additions to the Agreement and by this Covenant.

2.4.1. The profit earned from JIPA shall be used by the Participants as follows:

      -     profit earmarked for reinvestment in the JIPA;

      -     profit payable (transferable) to the Participants.

2.4.2. The profit earmarked for reinvestment pursuant to a decision of the Management Committee set up pursuant to the Agreement shall be deemed to be distributed among the Participants and reflected in accounting documents pro rata their Participating Interests in accordance with the procedure set forth in the Agreement as amended by the Amendments and Additions. After such distribution, the allocated amounts will be disclosed as reinvestments of respective Participants. For the avoidance of doubt, profit earmarked for reinvestment will not be physically distributed to the Participants.

3.    RIGHTS AND OBLIGATIONS OF THE PARTIES, PRACTICAL ARRANGEMENTS AND TIMING

3.1. Obligations of the Parties in terms of negotiating and securing the execution of Amendments and Additions shall be carried out on the following basis:

3.1.1. Gals undertakes an obligation to negotiate with OJSC Ukrnafta the signing of the Amendments and Additions and will keep LVR continuously informed on the progress of the negotiations. In case of comments on the part of Ukrnafta, Gals will promptly prepare new drafts of the above mentioned document and LVR will examine and correlate them within 5 days following receipt.

3.1.2. Gals undertakes an obligation to secure the signing of one of the versions of Amendments and Additions to the Agreement by the 30th of September 2002.

3.2. LVR shall provide the representatives of Gals with requisite powers of attorney on behalf of LVR and IPEC for conducting negotiations with OJSC Ukrnafta aimed at signing the Amendments and Additions. Furthermore, LVR shall lend assistance to the activity of such representatives and provide all information that it can to advance negotiations.

3.3. LVR undertakes an obligation to use all possible endeavours, provided that the associated costs incurred do not exceed US $50,000 (fifty thousand US dollars), to secure the participation of Gals in JIPA through the sale to Gals of 100% of Corporate Stock issued by IPEC. For this purpose LVR undertakes:

a) To sell by the 30th of September, 2002, to Gals or its subsidiary (subsidiaries) designated by Gals pursuant to a Sale and Purchase Agreement at a par value, in accordance with procedures contemplated by the applicable legislation of Ukraine and IPEC's constitution, LVR's interest in the Charter Fund of IPEC (that interest being 85% of that Charter Fund) and in the Corporate Stock of IPEC (it being acknowledged, however that no stock of IPEC has been issued). LVR and Gals will negotiate and execute the Sale and Purchase Agreement within two weeks after the date hereof it being recognized that the transfer of the title of the LVR interest in the IPEC's Charter Fund shall be conditional on the signature by LVR, IPEC and Ukrnafta of the Amendments and Additions in terms satisfactory to them;

b) Additionally to use all possible endeavours, provided that the associated costs incurred do not exceed US $50,000 (fifty thousand US dollars), to secure the transfer to Gals of title to the outstanding 15% of IPEC's Corporate Stock which does not belong to LVR or alternatively to secure the annulment (abrogation) of such outstanding stock or some other arrangement securing Gals's 100 % interest in the Corporate Stock of IPEC.

In the event that this purpose is not eventually achieved since it proved impracticable, the Parties (possibly with the participation of Ukrnafta) will meet again in order to find a solution determining such terms of splitting the profit earned from the JIPA (for example, by amending the JIPA) which would secure the allocation to Ukrnafta, LVR and Gals (through IPEC) of adequate profit shares which would have been attributable if Gals had owned 100% of IPEC's corporate stock.

3.4. Gals shall be relieved from its obligations under Clauses 3.1.1 and 3.1.2 in case of failure on the part of LVR to fulfil the provisions of Clauses 3.2 and 3.3 hereof or due to other reasons connected with actions of LVR. However, if LVR fulfils its obligations under paragraph a) of Clause 3.3 but fails to fulfil its obligations under paragraph b) of Clause 3.3 hereof, Gals shall reserve the right to make a final decision on whether to fulfil or to abstain from fulfilling its obligations under Clauses 3.1.1 and 3.1.2 hereof. In the event that Gals decides to proceed on the basis of the Corporate Stock to be transferred pursuant to Clause 3.3 a), Gals shall have no claim against LVR for any failure to secure the transfer of the Corporate Stock referred to in Clause
3.3 b), if such failure was occasioned by events beyond the control of LVR.

4.    ASSIGNMENT OF RIGHTS

4.1. If one of the Parties (the ((Assigning Party))) acting independently or through LVR and IPEC wishes to assign or otherwise transfer or dispose of its rights connected with the Agreement (((Rights))), the following provisions shall apply:

a) The Assigning Party shall serve written notice (a ((Transfer Notice))) on the other Party stating its intentions to assign or otherwise transfer or dispose of its Rights. The Transfer Notice will detail the proposed transferee, proposed price and any other material terms of the proposed assignment, transfer or disposal.

b) During the period of 30 days from the receipt of the Transfer Notice the other Party shall have the option to acquire the Rights on identical terms to those set out in the Transfer Notice.

c) If, within the 30 day period, the other Party does not exercise the option referred to in paragraph b) above, the Assigning Party shall be free to assign or otherwise transfer or dispose of its Rights to any party on whatever terms it wishes.

4.2. The Parties shall have no right to assign their Rights under the Agreement in favour of Ukrnafta or entities related to it without the prior consent of the other Party.

4.3. The Parties agree that in case of assignment of Rights under the Agreement to a third party, the assignment of rights and obligations under this Covenant to that third party will be processed simultaneously.

5.    MUTUAL RESPONSIBILITY OF THE PARTIES AND RESOLUTION OF DISPUTES

5.1. The Parties shall be held responsible as follows:

5.1.1. The failure on the part of Gals to use its reasonable endeavours to fulfil the provisions of Clause 3.1.2 hereof shall entail the payment by Gals within 45 days in favour of LVR of a penalty in the amount of US $15,000 (fifteen thousand US dollars).

5.1.2. The failure on the part of LVR to use its reasonable endeavours to fulfil the provisions of Clause 3.3 a) hereof shall entail the payment by LVR within 45 days in favour of Gals of the amount of US $15,000 (fifteen thousand US dollars).

5.2. LVR undertakes the following obligation: after the sale to Gals of IPEC's Corporate Stock belonging to LVR in accordance with the provisions of paragraph
a) of Clause 3.3 hereof, LVR shall defend, protect, indemnify, save and hold harmless Gals and IPEC from and against any and all claims, demands, suits or causes of action, judgments of any kind and character, liabilities and expenses which emerged as a consequence of IPEC's activity in the period prior to sale to Gals by LVR of IPEC's Corporate Stock; LVR shall also participate in judicial processes or litigations and assume all associated costs, including court costs and attorney's fees if such claims, demands, suits or causes of action, liabilities or costs that arose or may arise from actions (or inaction) of IPEC or any of its employees or as a result of actions of IPEC or any of its employees, including without limitation the conclusion of any contracts or agreements, the signing of any other documents and financial commitments which took place prior to the transfer to Gals of title to IPEC's Corporate Stock in accordance with the provisions of paragraph a) of Clause 3.3 hereof to the extent that Gals or IPEC is deemed liable for such act or omission of IPEC or its employees in accordance with the applicable Ukrainian legislation. The Sale and Purchase Agreement referred to in Clause 3.3 a) shall contain further detail on the matters referred to in this Clause 5.2.

5.3. The Parties to this Covenant shall be relieved from responsibility under Clause 5.1 if their failure to fulfill or inappropriate fulfillment of their obligations was occasioned by Force Majeure events, that is unpredictable events which occurred after the signing of this Covenant beyond the will of the Parties which were unable to foresee and to prevent their occurrence by reasonable means. Force Majeure events include natural disasters: earthquakes, fires which were not caused by the Parties, hurricanes, etc.; as well as social phenomena: blocades, military operations, decisions of the government etc. Upon the occurrence of a Force Majeure event, the Party affected shall give prompt notice thereof to the other Party. The period during which the obligations of the affected Party must be fulfilled shall be extended by an amount of time equal to the duration of the Force Majeure event and its aftermaths.

5.4. The Parties agree to make good faith efforts to amicably resolve disputes or differences by way of negotiations.

5.5. If the Parties are unable to amicably resolve a dispute or a difference within sixty (60) days following the date of notice thereof given by one Party to the other, the matter shall be submitted to the International commercial court of arbitration within the Chamber of commerce and industry of Ukraine in Kiev whose award will be final and binding on both Parties. The Parties agree that the arbitration will be conducted in accordance with the ((Regulations of the International commercial court of arbitration within the Chamber of commerce and industry of Ukraine)).

5.6. The provisions of this Covenant shall be subject to the laws of Ukraine.


6.    NEGOTIATIONS IN RELATION TO JIPA

LVR and IPEC (with the assistance of Gals) agree to negotiate in good faith with Ukrnafta rules and procedures applicable to the operation of the JIPA and matters incidental thereto including:

1.    Rules and regulations governing the Executive Directorate;
2.    Rules and Regulations governing the Management Committee.


7.    PARTICIPATION IN JIPA

LVR's participation in the JIPA pursuant to the Agreement is at LVR's sole discretion and option. Accordingly, in the event that LVR, prior to the Day of Fixing the Participating Interest, elects not to match IPEC's investment in the JIPA, LVR shall have no liability to IPEC or to Gals and Gals shall indemnify LVR in respect of any liability which LVR might have to Ukrnafta as a result of any failure to exercise LVR's option and match IPEC's investment pursuant to the Agreement.

8.    LVR'S RIGHTS

Prior to the Day of Fixing the Participating Interest, but not later, LVR and Gals agree that notwithstanding the fact that LVR has not exercised its option to invest pursuant to the Agreement:

a) no profit will be distributed or reinvested pursuant to the terms of the Agreement and the Amendments and Additions and LVR shall be deemed, as between LVR and IPEC to be entitled to its share of profit as if it has invested the same amount as IPEC;

b) LVR's role on the Executive Directorate and Management Committee shall be the same role as that to which it would have been entitled had it invested the same amount as IPEC.

9.    TERMINATION OF THE COVENANT

9.1.  This Covenant may be terminated upon

(a)   the mutual written consent of the Parties, or

(b)   the expiry of the Agreement, or

(c) the failure on the part of LVR to fulfill its obligations concerning the sale of IPEC's Corporate Stock to Gals by the 30th of September 2002, or

(d) the Amendments and Additions not being signed by LVR, IPEC and Ukrnafta by the 30th of September 2002.

In case of failure on the part of LVR to fulfill its obligations concerning its assistance in transferring title to the outstanding 15% of IPEC's Corporate Stock which does not belong to LVR to Gals, or alternatively their abrogation (annulment) or some other arrangement securing Gals's 100% interest in the Corporate Stock of IPEC as provided for in paragraph b) of Clause 3.3 hereof, Gals shall have the exclusive right to make the decision on whether to prolongate the validity of this Covenant or terminate it. In the event that Gals decides to proceed on the basis of the Corporate Stock to be transferred pursuant to Clause 3.3 a), Gals shall have no claim against LVR for any failure to secure the transfer of the Corporate Stock referred to in Clause 3.3 b), if such failure was occasioned by events beyond the control of LVR.

10.   CORPORATE STRUCTURE OF IPEC

LVR and Gals recognize that there are deficiencies in the corporate setting up and constitution of IPEC. LVR and Gals will use their reasonable efforts to resolve and correct these outstanding issues but neither Party shall have any liability to any other in the event that it proves not possible to correct these deficiencies.

The list of the said deficiencies will be submitted in writing by LVR to Gals's address prior to signing of this Covenant.

11.   MISCELLANEOUS

11.1. This Covenant is signed in four originals in Ukrainian and English, two of which are intended for each of the Parties. All originals have equal legal force.

11.2. Registered offices and signatures of the Parties:

LATERAL VECTOR RESOURCES INC.
C/O Cox Hanson O'Reilly Matheson
400 Phoenix Square
371 Queen Street
Fredricton
New Brunswick E3B 4Y4

Copy by fax to : Lateral Vector Resources Inc.
Guernsey Office Fax No +44 1481 729982

GALS-K LIMITED LIABILITY COMPANY
Certificate 37589988, ZKPU Code 16470972
Taxpayer Index 164709726559
Laboratorny provulok # 1, Kyiv 01133, Ukraine
Telephone: 38-044-252-84-71
Fax:  38-044-268-31-22
E-mail: galsk@galsk.com.ua
Settlement account 26000200072656 at
Mizhrayonny affiliate of the Joint-Stock
Commercial bank((Ukrsotsbank)), MFO 322056

In witness whereof this Covenant is signed in Kyiv on the date first above indicated by the authorized representatives of the Parties in 4 originals in Ukrainian and English, with each original having equal legal force:

For and on behalf of LVR




/s/David Robson__________________________
David Robson
President and Chief Executive Officer




/s/Vincent McDonnell___________________________
Vincent McDonnell
Chief Commercial Officer




For and on behalf of Gals




/s/Anatoly Nazarenko____________________________
Anatoly Nazarenko
General Director




/s/Vadym Vayspapir____________________________
Vadym Vayspapir
Chairman of the Board of Promoters